As filed with the Securities and Exchange Commission on March 17, 2009

Registration No.  333-139694

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MMC ENERGY, INC.

(Name of small business issuer in its charter)

Delaware	4991	98-0493819
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26 Broadway, Suite 960
New York, New York  10004
(212) 977-0900

(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Michael Hamilton
Chief Executive Officer
26 Broadway, Suite 960
New York, New York  10004
(212) 977-0900

 (Name, address and telephone number of agent for service)

Copy to:

John Edwin Depke, Esq. DLA Piper LLP US 1251 Avenue of the Americas New York, New York 10020-1104 (212) 335-4831

Approximate Date of Proposed Sale to the Public: Not applicable.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on December 27, 2006.

____________________________________________

THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION ON FORM SB-2 SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED, ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

On April 5, 2007, the Securities and Exchange Commission (the “Commission”) declared effective a registration statement on Form SB-2 (File No. 333-139694) (the “Registration Statement”) of MMC Energy, Inc. (the “Registrant”) relating to the resale from time to time of up to 10,880,996 shares of common stock of the Registrant (the “Registered Shares”) by the selling shareholders named in the Registration Statement pursuant to the plan of distribution set forth therein.

The Registrant was obligated to maintain the effectiveness of the Registration Statement until the date when all of the holders of the Registered Shares are able to sell such Registered Shares immediately without restriction pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or any successor rule thereto.  Because the Registered Shares are eligible for resale pursuant to Rule 144(b)(1), a successor rule to Rule 144(k), the Registrant has determined that it will no longer maintain effectiveness of the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed solely to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the Registered Shares that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities. The Registrant will cooperate with eligible holders to remove the restrictive legends from the Registered Shares.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on March 16, 2009.

MMC Energy, Inc.

By:	/s/ Michael Hamilton
Name: Michael Hamilton
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Michael Hamilton as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 16th day of March, 2009.

Signature	Title	Date

/s/Michael Hamilton Michael Hamilton	Chief Executive Officer and Chairman of the Board of Directors	March 16, 2009

/s/ Denis Gagnon Denis Gagnon	Chief Financial Officer, Principal Accounting Officer and Director	March 16, 2009

/s/ Richard Bryan Richard Bryan	Director	March 16, 2009

/s/ Frederick W. Buckman Frederick W. Buckman	Director	March 16, 2009

/s/ Peter Likins Peter Likins	Director	March 16, 2009

/s/ Phillip G. Harris Phillip G. Harris	Director	March 16, 2009

/s/ George Rountree, III George Rountree III	Director	March 16, 2009